Inpatient Rehabilitation - Patient Census Information • Inpatient rehabilitation patient census reached a low point on April 12, 2020 (Easter Weekend). • By the end of June 2020, patient census rebounded to 95% of pre-pandemic levels. • Patient census dipped in July 2020 primarily due to the ongoing effects of the COVID-19 pandemic, including staffing constraints in certain markets due to increased COVID-19 related community exposures. • In August, patient census was 98% of pre-pandemic levels. 8,000 7,000 6,782 6,672 6,651 6,453 6,537 6,506 6,422 6,359 6,233 6,361 5,989 6,000 5,349 5,139 5,000 4,000 3,000 2,000 1,000 0 9 8 1 2 9 3 3 7 1 5 9 9 2 2 1 r 1 2 1 n 1 l 1 2 1 t b r p r r y u n u l l g p e a A p p a J u J u u u e F M A A M J J J A S Day of Encompass Health 1

Home Health - Starts of Episodes (Includes Starts of Care and Recertifications) • Home health starts of episodes reached a low point the week ended April 12, 2020 (Easter Weekend). • By the end of June 2020, starts of episodes rebounded to pre-pandemic levels. • Home health starts of episodes decreased in July 2020 primarily due to the resurgence of COVID-19 cases and corresponding suspension of elective procedures in certain states. • In August, starts of episodes were above pre-pandemic levels. 6,000 5,514 5,495 5,368 5,339 5,242 5,263 5,239 5,250 5,317 5,000 4,786 4,540 4,241 4,073 4,000 3,000 2,000 1,000 1 5 9 2 6 7 1 4 8 9 2 6 0 ar 1 2 1 2 1 3 1 2 l 1 g 1 3 ar ar pr pr ay ay n n u u ug ug M M M A A M M Ju Ju J A A A Week Ended Encompass Health 2

Hospice - Admissions • Hospice admissions experienced an initial drop in March 2020 but rebounded quickly. 300 285 270 267 262 257 256 250 250 239 236 233 235 213 197 200 150 100 50 0 r 1 15 29 12 26 17 31 14 28 19 2 16 30 a r r r r y y n n ul ug g g M Ma Ma Ap Ap Ma Ma Ju Ju J A Au Au Week Ended Encompass Health 3

Personal Protective Equipment (PPE) – Utilization, Cost and Inventory

Increased PPE Utilization due to COVID-19

- Utilization of PPE has increased as a result of new Infection control policies in response to the COVID-19 pandemic, including mandatory masking for employees and patients.

Impact on Pricing

- As the pandemic spread, our demand for PPE increased beyond the capacity of our primary suppliers. We have diversified sourcing to secondary vendors, generally at significantly higher prices. Average pricing for masks and gowns have increased 13x and 6x, respectively, during the pandemic.
- We have implemented a multi-tier approach to obtaining necessary PPE that includes maximizing the allocated inventory from our primary suppliers (at a lower contractual price) and contracting with multiple secondary suppliers to source clinically-approved, price-protected products which are distributed through our centralized warehouses.

INPATIENT REHABILITATION

	Avg. Monthly Utilization		Avg. Monthly Spend		Months of Current Utilization in Inventory
	Historical	Current*	Historical	Current*	
MASKS	130,000	1,020,000	$ 10,400	$ 1,111,080	4.5
RESPIRATORS	5,000	62,000	$ 2,200	$ 249,500	3.8
GOWNS	137,500	343,000	$ 45,375	$ 729,410	3.8
**GLOVES	9,500,000	10,640,000	$ 350,000	$ 732,450	-
Total PPE			**$ 407,975**	**$ 2,822,440**	

HOME HEALTH AND HOSPICE

	Avg. Monthly Utilization		Avg. Monthly Spend		Months of Current Utilization in Inventory
	Historical	Current*	Historical	Current*	
MASKS	-	177,000	-	$ 144,170	3.5
RESPIRATORS	-	44,000	-	$ 167,900	6.0
GOWNS	-	63,000	-	$ 161,600	5.8
GLOVES	1,735,400	2,969,000	$ 58,657	$ 99,400	1.0
Total PPE			**$ 58,657**	**$ 573,070**	

*April through August 2020
** Purchases made in early September are expected to provide 2 to 3 months of glove inventory in Q4.

Encompass Health 4

Items that Impacted Q2 2020 Adjusted EBITDA of $162.2 million in Q2 2020 was impacted by: (in millions) Award of additional paid time off ($43) Group medical reserve adjustment 9 Workers' compensation reserve adjustment 3 Hospital professional and general liability reserve adjustment 5 Business interruption insurance recovery 2 Net impact to Adjusted EBITDA ($24) In Q2 2020, we adjusted our insurance reserves primarily due to the deferral of healthcare by individuals covered by our group health and workers' compensation plans, as well as a reduction in professional and general liability exposures due to the decline in patient volumes. Other considerations: ž Suspension of sequestration began May 1, 2020 and is currently expected to end December 31, 2020. ž Increased pricing and utilization of PPE is expected to continue at least through 2020. Encompass Health 5